UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Optex Systems Holdings, Inc.

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Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Optex Systems Holdings, Inc., a Delaware corporation (the “Company,” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228(a) of the Delaware General Corporation Law:

•	To reelect our current Board of Directors to serve another one year term (or until the 2017 Annual Meeting, whichever is later) and if there is no reelection by that time, to serve until their successors are elected and duly qualify.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.optexsys.com.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Peter Benz
Peter Benz
Chairman of the Board
August 26, 2016

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Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders of Optex Systems Holdings, Inc. (the “Company,” “we”, “us,” or “our”) taken without a meeting of stockholders to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about September 2, 2016 to shareholders of record as of August 16, 2016.

What action was taken by written consent?

On August 4, 2016, our Board of Directors approved election of our current board of directors to serve another one year term (or until the 2017 Annual Meeting, whichever is later) and if there is no reelection by that time, to serve until their successors are elected and duly qualify. On August 16, 2016, our majority shareholder, Sileas Corporation, elected our current Board of Directors to serve another one year term (or until the 2017 Annual Meeting, whichever is later) and if there is no reelection by that time, to serve until their successors are elected and duly qualify.

How many shares of Common Stock were outstanding on August 16, 2016?

On August 16, 2016, the date we received the consent of the holders as described in the preceding question, there were 1,755,436 shares of Common Stock outstanding.

What vote was obtained to approve the proposals contained in this information statement?

As further described in this Information Statement, we obtained the approval of the holders of approximately 69% of our issued and outstanding Common Stock in favor of the reverse split of our issued and outstanding Common Stock described herein. We also obtained the approval of our Board of Directors.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

APPROVAL 1: REELECTION OF OUR BOARD OF DIRECTORS

On August 4, 2016, our Board of Directors approved election of our current board of directors, Peter Benz, Danny Schoening, David Kittay, Owen Naccarato and Chuck Trego, to serve another one year term (or until the 2017 Annual Meeting, whichever is later) and if there is no reelection by that time, to serve until their successors are elected and duly qualify. On August 16, 2016, our majority shareholder, Sileas Corporation, elected our current Board of Directors to serve another one year term (or until the 2017 Annual Meeting, whichever is later) and if there is no reelection by that time, to serve until their successors are elected and duly qualify.

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Our Board of Directors

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our company is led by Danny Schoening, who has served as COO since 2009 and was appointed CEO in 2013, and Peter Benz who was appointed as a Director by its Board of Directors and was also elected as Chairman of the Board of Directors on November 19, 2014.

As of August 16, 2016, our board of directors consists of five active directors which includes three independent directors and two internal directors as discussed below.

Our board leadership structure is used by other smaller public companies in the United States, and we believe that this leadership structure is effective for us. We believe that having a separate Chief Executive Officer (principal executive officer) and Chairman is the correct form of leadership for us. We believe that due to our small size bifurcating the leadership role provides for a second point of view and oversight rather than consolidating the role in one individual, who is also tasked with our day to day affairs. We believe that our directors provide effective oversight of the risk management function, especially through dialogue between the full board and our management. Our directors serve for a one year term and if there is no election until their successors are elected and duly qualify. We intend to have our majority holders re-elect the Board in fiscal 2016 as a formality.

We do not currently consider diversity in identifying nominees for director. Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our current officers and directors were appointed on March 30, 2009, the closing date of the reorganization, except as otherwise noted.

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Position
Peter T. Benz(2)	56	Chairman of the Board and Director
Stanley Hirschman(4)	68	President
David Kittay(3)	51	Director
Owen Naccarato(3)	65	Director
Charles Trego(3)	65	Director
Danny Schoening	51	Chief Executive Officer, Chief Operating Officer and Director
Karen L. Hawkins(1)	51	Chief Financial Officer

(1)	Effective November 19, 2014, Karen Hawkins, formerly our Vice President of Finance and Controller, was appointed as our Chief Financial Officer.
(2)	Also effective November 19, 2014, Peter Benz was appointed as a Director by our Board of Directors and was also elected as our Chairman of the Board of Directors.
(3)	Elected as a director effective as of May 27, 2015 and is an independent director as such term is defined under NASDAQ Listing Rule 5605(b)(2) and Exchange Act Rule 10A-3.
(4)	Effective November 3, 2015, Stanley Hirschman resigned as one of our directors.

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Peter T. Benz. On November 19, 2014, Peter Benz was appointed as one of our Directors and was also elected as our Chairman of the Board of Directors. Mr. Benz serves as Chairman and Chief Executive Officer of Viking Asset Management, LLC and is a member of the investment committee. His responsibilities include assuring a steady flow of candidate deals, making asset allocation and risk management decisions and overseeing all business and investment operations. He has more than 25 years of experience specializing in investment banking and corporate advisory services for small growth companies in the areas of financing, merger/acquisition, funding strategy and general corporate development. Prior to founding Viking in 2001, Mr. Benz founded Bi Coastal Consulting Company where he advised hundreds of companies regarding private placements, initial public offerings, secondary public offerings and acquisitions. Mr. Benz currently serves as a director for usell.com, Inc, Lilis Energy Inc., Embark Holdings and IDI, Inc. Prior to founding Bi Coastal Consulting, Mr. Benz was responsible for private placements and investment banking activities at Gilford Securities in New York, NY. Mr. Benz is a graduate of Notre Dame University. The Board of Directors has determined that Mr. Benz is suited to be a director because of his capital markets experience.

David Kittay, is an experienced investment banker and asset manager. Mr. Kittay is Senior Vice President of North View Investment Banking Group responsible for facilitating the investment banking activities of the firm including relationship cultivation, mergers and acquisitions, capital formation, financial structuring and solutions. Additionally, he serves as Special Consultant to Beechwood Re, a reinsurance company based in New York. In October 2008 he co-founded Summerline Asset Management, a specialty investment firm, with which he has been involved on a continuous basis since 2008, which works with non-investment grade public and private companies requiring financing ranging from $5 to $100 million. Mr. Kittay holds a Bachelors of Arts from Ithaca College, Ithaca, New York and is a graduate of New York Law School holding his Juris Doctorate degree.

Our board of directors has determined that Mr. Kittay is suited to sit on our Board because of his long term experience with the capital markets.

Owen Naccarato, Esq., CPA and MBA, has for the last sixteen years been a practicing attorney, with his own firm, specializing in corporate and securities law. Mr. Naccarato specializes in SEC matters. Prior to practicing law, Mr. Naccarato has over twenty years of experience holding various high level financial and accounting positions with Fortune 500 and smaller firms in the manufacturing, leasing, consumer/commercial financing and real estate industries. Mr. Naccarato is a member of the ABA, the California State Bar, the Los Angeles County Bar and the Orange County Bar. Mr. Naccarato also earned a BS in Accounting from Northern Illinois University, an MBA from DePaul University and was a certified public accountant, having articulated in the State of Illinois. Our board of directors has determined that Mr. Naccarato is suited to sit on our Board because of his long standing capital markets experience.

Charles R. Trego, is currently a director (and former chief financial officer) of Axion Power International, Inc., a battery technology company based in New Castle, PA, and has served in various positions with Axion since 2010. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India’s Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. The Company has determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

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Danny Schoening. Mr. Schoening joined Optex Systems, Inc. (Texas) in January 2008. Upon the acquisition of the assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware), Mr. Schoening became the COO of Optex Systems, Inc. (Delaware) (as of September 28, 2008) and he commenced service with Optex Systems Holdings as its Chief Operating Officer as of the date of the reorganization, March 30, 2009 and was appointed Chief Executive Officer and as a Director in 2013. He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth. This activity was rewarded with Optex System’s recent ISO 9001:2000 Certification. From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week. Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International. Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets. During this 17-year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelor’s of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three U.S. patents. The Board of Directors has determined that Mr. Schoening is suited to sit on our Board because of his industry experience and as he is the CEO.

Karen L. Hawkins. On November 19, 2014, Karen Hawkins was appointed as our Chief Financial Officer. Ms. Hawkins had previously served as our Vice President, Finance and Controller, since the date of the reorganization, March 30, 2009 and was the controller of Optex Systems, Inc. (Delaware), effective September 28, 2009. She began her employment with Optex Systems, Inc. (Texas) in April 2007. Ms. Hawkins has over 25 years’ experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience. Her past history also includes Program Management, Materials Management and Business Development. She brings over 18 years’ direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board and Federal Acquisition Regulation. Her previous employment includes General Dynamics — Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March, 2007. During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3-year Army Indefinite Delivery/Indefinite Quantity (Indefinite Delivery/Indefinite Quantity) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions. Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland. Karen received her Bachelor’s Degree in Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986 and became a Certified Public Accountant in 1992.

Stanley A. Hirschman. (Resigned as a director effective November 3, 2015) Mr. Hirschman served as a Director and President of Optex Systems, Inc. (Delaware) since September 28, 2008 and assumed the same roles on behalf of us on March 30, 2009, in which roles he is committed to providing Optex his management experience and provides direction and oversight of other executive officers and management. From 1997 to 2009, he was president of CPointe Associates, Inc., a Plano, Texas consulting group, and provided consulting and governance services to small public companies. Since February 2009 he has been the majority beneficial owner of Sileas Corp, our majority shareholder. During the past five years, Mr. Hirschman has also sat on the Board of Directors of Axion Power International, Inc. Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail software store chain, from 1989 until 1996. He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, regularly participates in the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers. Our Board has determined that Mr. Hirschman is suitable for our Board due to his long term management and corporate governance experience.

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Family Relationships

There are no family relationships among the officers and directors.

Presiding Director

Our Chairman, Merrick Okamoto, as Chairman, acted as the presiding director at meetings of our board of directors during the fiscal years ended 2014 and 2013. Effective as of November 19, 2014, Peter Benz took over as the Chairman and presiding director of the board meetings. In the event that the Chairman is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the directors in attendance.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors actively supports management’s adoption and implementation of many “best practices” in the area of corporate governance, including annual review of internal control changes, compensation practices, executive management and auditor retention. In 2015 and 2014, all directors attended a minimum of 75% of the meetings of the board of directors.

Code of Ethics

Our board of directors has adopted a Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our Principal Executive Officer, Principal Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website (www.optexsys.com) under the section for corporate governance. We also intend to disclose any amendments or waivers of our Code on our website.

Board Meetings

We are incorporated under the laws of the State of Delaware. The interests of our stockholders are represented by the board of directors, which oversees our business and management.

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held two meetings (including special meetings) and took action by unanimous written consent four times during our fiscal year ended September 27, 2015.

Board Committees

On July 14, 2015, our board of directors confirmed the appointment of the following independent directors to serve on the following committees of our board of directors:

Audit Committee: Charles Trego (Chair) and David Kittay

Compensation Committee: Owen Naccarato (Chair) and David Kittay

Nominating Committee: David Kittay (Chair), Owen Naccarato and Charles Trego.

Kerry Craven, who was a member of the Board of Directors and a member of the Audit Committee, Compensation Committee and Nominating Committee, resigned from the Board of Directors on May 26, 2016.

The board also acknowledged the charters for each committee which are approved.

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Mr. Trego has also been determined to be the Audit Committee financial expert, a position for which he qualifies as a long time chief financial officer of public reporting companies. Due to Ms. Craven’s resignation on May 26, 2016, the Committees remain the same although each has one less member.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Optex Systems Holdings, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Optex Systems Holdings, Inc., 1420 Presidential Drive, Richardson, TX 75081. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged to attend annual meetings, although such attendance is not required.

Board Independence

Our board of directors has determined that four of our directors would meet the independence requirements of the Nasdaq Capital Market, if such standards applied to the Company. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Director Compensation

See table below under “Executive Compensation — Director Compensation.”

Executive Compensation

The board of directors administers our option compensation plan. Our Principal Executive Officer and other members of management regularly discuss our compensation issues with the Board of Directors. Subject to Board review, modification and approval, Mr. Hirschman typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The Board establishes all bonus and equity incentive awards for Mr. Hirschman in consultation with other members of the management team.

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Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our principal executive officer, principal financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Stanley A. Hirschman,	2015	$61,084	$—	$—	14,971	$—	$76,055
President	2014	61,033	—	—	15,766	—	76,799
	2013	79,334	—	—	7,968	—	87,302

Danny Schoening,	2015	$213,754	$—	$—	29,941	$—	$243,695
CEO	2014	225,261	42,375	—	31,531	—	299,167
	2013	218,856	—	—	5,115	—	223,971

Karen Hawkins	2015	$162,571	$—	$—	14,971	$—	$177,542
CFO	2014	160,422	11,931	—	15,766	—	188,119
	2013	160,178	7,839	—	16,636	—	184,653

(1)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during fiscal 2013 through fiscal 2015, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2014 audited financial statements.

Option Grants in Last Fiscal Year

On December 19, 2013, our Board of Directors authorized an amendment to our Stock Option Plan to increase the number of issuable shares from 50,000 to 75,000 and authorized the grant of 20,000 options to three board members and a grant of 5,000 to an officer. The options are exercise prices of $10 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of us, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of us, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of us. There were no other plan based awards made to our named executive officers during the fiscal year ended September 28, 2015 or for the fiscal year ended September 29, 2014.

Employment Agreements - Danny Schoening

We entered into an employment agreement with Danny Schoening dated December 1, 2008. The term of the agreement commenced as of December 1, 2008 and the current term has automatically renewed through December 1, 2016. The term of the agreement shall be automatically extended for successive 18 month periods, unless we shall provide a written notice of termination at least ninety (90) days, or Mr. Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, we paid to Schoening a base salary at the annual rate of $190,000, and his base salary for the first renewal term has continued at the same rate. On December 9, 2011, the Board of Directors authorized a six percent increase in Schoening’s base salary effective January 1, 2012. On December 19, 2013, the Board of Directors of us authorized a five percent increase in Schoening’s base salary effective January 1, 2014. Schoening was paid a one-time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,415 options to purchase common stock at an exercise price of $150 per share at the time of the closing of the reorganization.

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On each subsequent renewal date of the commencement of employment, Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of our Board of Directors pursuant to performance objectives to be determined by the Board of Directors. Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the reorganization, we granted Schoening stock options equal to 1% of the issued and outstanding shares immediately after giving effect to the reorganization, with 34% of the options having vested on March 30, 2010, and 33% of the options having vested on March 31, 2011 and 33% of the options having vested on March 31, 2012.

The employment agreement events of termination consist of: (i) death of Mr. Schoening; (ii) termination by us for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Mr. Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by us and (iv) termination by Mr. Schoening for good reason (including breach by us of its obligations under the agreement, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of us or our successor changing ownership or a sale of all or substantially all of our assets, without the surviving entity assuming the obligations under the agreement). For a termination by us for cause or upon death of Mr. Schoening, Mr. Schoening shall be paid salary and bonus earned through the date of termination. For a termination by us without cause or by Mr. Schoening with good reason, Mr. Schoening shall also be paid six months’ base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

•	On December 19, 2013, pursuant to the compensation bonus agreement in the Board of Directors Resolution dated January 3, 2013, Danny Schoening, CEO, was awarded an executive compensation incentive bonus payout in the sum of $42 thousand.

•	On December 19, 2013, our Board of Directors approved a performance based compensation bonus agreement for Danny Schoening, CEO, for the fiscal year ending September 28, 2013 with payout milestones from 5% to 25% for achieved revenues of $13 million through $20 million and EBITDA targets of $0 to $800 thousand.

•	On December 19, 2013 the Board of Directors authorized salary increase of 5% to Danny Schoening, CEO, effective January 1, 2014.

Karen Hawkins

On August 4, 2016, our Board of Directors approved an employment agreement for Karen Hawkins, Chief Financial Officer, dated as of August 1, 2016. This agreement has the following salient terms:

•	The term of the agreement commenced on August 1, 2016 and expires on January 31, 2018 and automatically renews for subsequent 18 month periods unless Ms. Hawkins or we give notice of termination at least 90 days before the end of the term then in effect.

•	The base salary thereunder is $178,496, and Ms. Hawkins is entitled to annual bonuses of up to 30% of her base salary as approved by the Board.

•	Ms. Hawkins is entitled to 15 days’ vacation and all other benefits accorded to our other senior executives.

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•	The employment agreement events of termination consist of: (i) death of Ms. Hawkins; (ii) termination by us for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Ms. Hawkins, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by us and (iv) termination by Ms. Hawkins for good reason (including breach by us of its obligations under the agreement, the requirement for Ms. Hawkins to move more than 100 miles away for her employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of us or our successor changing ownership or a sale of all or substantially all of our assets, without the surviving entity assuming the obligations under the agreement). For a termination by us for cause or upon death of Ms. Hawkins, Ms. Hawkins shall be paid salary and bonus earned through the date of termination. For a termination by us without cause or by Ms. Hawkins with good reason, Ms. Hawkins shall also be paid six months’ base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

We do not have any other employment agreements with our executive officers and directors.

Equity Compensation Plan Information

We currently have an option compensation plan covering the issuance of both incentive and nonstatutory options, determined at the time of grant, for the purchase of up to 75,000 shares, which was increased from 50,000 shares on December 19, 2013. The purpose of the Plan is to assist us in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of us and our subsidiaries, and directors and consultants of us and our subsidiaries, to achieve long-term corporate objectives. There are 75,000, shares of common stock reserved for issuance under this Plan. As of September 27, 2015, we had issued 73,752 share options under this Plan of which 5,894 shares had forfeited and 45,266 shares had vested, and 5,000 shares had been exercised as of September 27, 2015. On December 19, 2013, the Board of Directors authorized the grant of 20,000 options to three board members and a grant of 5,000 to an officer.

The outstanding options include 51,608 options that are currently vested and exercisable as of December 11, 2015, and 3,750 options that will vest within 60 days (on December 18, 2015). The vested options represent potential future cash proceeds to our company of $901,900. There are no additional options that will become vested and exercisable within 60 days. The remaining options will vest and become exercisable over the next year. The following table provides summary information on our outstanding options as of December 11, 2015.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
FY2009 Employee & officer plan options	2,488	$150.00	$373,200	—	$150.00	$—
FY2012 Employee & officer plan options(1)	10,370	10.00	103,700	—	10.00	$—
FY2012 Directors plan options(1)	25,000	10.00	250,000	—	10.00	—
FY2014 Directors plan options(2)	15,000	10.00	150,000	5,000	10.00	50,000
FY2014 Employee & officer plan options(2)	2,500	10.00	25,000	2,500	10.00	25,000
Non-plan options to consultants and employees	—	—	—	—	—	—
Total	55,358	$16.29	$901,900	7,500	$10.00	$75,000

(1)	Includes 27,705 options that were vested and exercisable as of fiscal year ended September 27, 2015 and 6,415 options that became vested and exercisable as of December 9, 2015. The FY2012 directors plan options also include 1,250 options, for Stan Hirschman, former director, which became fully vested as of November 3, 2015, pursuant to a December 8, 2015 Board of Directors meeting.

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(2)	Options granted by the Board of Directors as of December 19, 2013. Includes 10,000 options that were vested and exercisable as of fiscal year ended September 27, 2015, and 3,750 options that will become vested and exercisable as of December 18, 2015. The FY2014 directors plan options also include and 3,750 options for Stan Hirschman, former director, which became fully vested as of November 3, 2015, pursuant to a December 8, 2015 Board of Directors meeting.

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards as of September 27, 2015

	Option Awards
	Number of shares underlying unexercised options
	Non-Plan		Equity Incentive Plan Awards
Name	Number Exercisable	Number Unexercisable	Total Granted	Exercise Price	Expiration Date	Footnotes
Danny Schoening	1,415	—	1,415	150.00	3/29/2016		(1)
	7,500	2,500	10,000	10.00	12/8/2018		(3)
	2,500	7,500	10,000	10.00	12/19/2020		(4)

Karen Hawkins	250		250	150.00	5/13/2016		(2)
	3,750	1,250	5,000	10.00	12/8/2018		(3)
	1,250	3,750	5,000	10.00	12/19/2020		(4)

Stan Hirschman	3,750	1,250	5,000	10.00	12/8/2018		(3)
	1,250	3,750	5,000	10.00	12/19/2020		(4)(5)

Merrick Okamato	5,000	—	5,000	10.00	12/8/2018		(3)
	5,000	—	5,000	10.00	12/19/2020		(4)(5)

(1)	Options granted on March 30, 2009 pursuant to employment agreement and reverse Merger. Shares were vested over 3 years at a rate of 34%, 33% and 33% for each respective anniversary date subsequent to 2009 and expire after seven years. As of September 27, 2015 100% of the options had vested.
(2)	Options granted on May 18, 2009 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2009 and expire after seven years. As of September 27, 2015 100% of the options had vested.
(3)	Options granted on December 9, 2011 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2011 and expire after seven years. As of September 27, 2015 50% of the options had vested and an additional 25% of the total granted options had vested and became exercisable on December 9, 2014.
(4)	Options granted on December 19, 2013 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2013 and expire after seven years. As of September 27, 2015, 25% of the options had vested and 25% of the total granted options had vested and became exercisable on December 19, 2014.
(5)	Merrick Okamato resigned as an officer on November 19, 2014, upon resignation, the board approved vesting of 100% of his outstanding unvested options. Stan Hirschman resigned as a director effective on November 3, 2015, On December 8, 2015, the board of directors approved vesting of 100% of his outstanding unvested options effective on his resignation.

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Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended September 27, 2015.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team other than the provision with respect to Mr. Schoening described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 66% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to directors for services rendered during the year ended September 27, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley A. Hirschman(2)	—	—		—	—	—	—
Merrick Okamoto(1)	5,000	—	57,495	—	—	—	62,495
Danny Schoening(2)	—	—		—	—	—	—
Peter Benz (4)	—	—		—	—	—	—
Chuck Trego (3)	4,000	—		—	—	—	4,000
David Kittay(3)	4,000	—		—	—	—	4,000
Owen Naccarato(3)	3,500	—		—	—	—	3,500
Kerry Craven(3)	3,500	—		—	—	—	3,500

(1)	Director fees paid monthly from October 2014 through November 2015. Mr. Okamoto was paid $2,500 monthly as an Independent Director. He resigned effective November 19, 2014.
(2)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the director fee portion of compensation expense for financial statement reporting purposes for each named director executive officer during fiscal 2015, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2014 audited financial statements. Stanley A. Hirschman and Danny Schoening option awards have been separately reported as Executive Compensation on the summary compensation table. Includes compensation cost related to early vesting of 3,750 shares on resignation effective November 19, 2014. Mr. Hirschman resigned as a director effective November 3, 2015.
(3)	Director fees paid quarterly from July 2015 through September 2015. Each independent director receives $1,000 for each month served, paid quarterly, and $500 for each meeting attended. From July through September 2015, there was one board meeting and one audit committee meeting held. Ms. Craven resigned as a director as of May 26, 2016.
(4)	Peter Benz is serving as a non-independent director or does not receive director fees for his services.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions.

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With the exception of Peter Benz, Stan Hirschman and Danny Schoening, our directors are compensated separately for service as members of our board of directors. As of February 1, 2010, Mr. Hirschman was paid a salary from Optex Systems Holdings as disclosed in the executive compensation table above.

Certain Relationships and Related Transactions, and Director Independence1

Relationship between Optex Systems, Inc. (Texas), Irvine Sensors Corporation and Longview and Alpha

Longview and Alpha were owed certain debt by Irvine Sensors Corporation including debt evidenced by (i) a December 29, 2006 Term Loan and Security Agreement executed by Irvine Sensors Corporation and Longview and Alpha, and (ii) a series of secured promissory notes purchased by them and issued to them on December 29, 2006, July 19, 2007 and November 28, 2007. As of August 24, 2008, the total amount due under all of the described notes was approximately $18.4 million. Optex Systems, Inc. (Texas), which was and is a wholly owned subsidiary of Irvine Sensors Corporation, was a guarantor of all of those notes, and pursuant to related security agreements Longview and Alpha had a validly perfected, fully enforceable security interest in all personal property of Optex Systems, Inc. (Texas). On September 19, 2008, pursuant to an Assignment and Stock/Note Issuance Agreement, Alpha and Longview transferred and assigned to Optex Systems, Inc. (Delaware) which assumed, $15 million of their respective interests and rights in the aforesaid notes and obligations to Optex Systems, Inc. (Delaware) in exchange for $9 million of equity and $6 million of debt.

Acquisition of Assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware) on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems, Inc. (Delaware) in exchange for a $6 million note payable from Optex Systems, Inc. (Delaware) and a $9 million equity interest in Optex Systems, Inc. (Delaware). Longview and Alpha owned Optex Systems, Inc. (Delaware) until February 20, 2009, when Longview sold 100% of its interests in Optex Systems, Inc. (Delaware) to Sileas, as discussed below. In referring to these transactions, Optex Systems, Inc. (Delaware) is considered to be the successor entity to Optex Systems, Inc. (Texas), the predecessor entity.

Secured Promissory Notes and Common Shares Issued in connection with Purchase by Optex Systems, Inc. (Delaware)

In connection with the public sale of the Optex Systems, Inc. (Texas) assets to Optex Systems, Inc. (Delaware), Optex Systems, Inc. (Delaware) delivered to each of Longview and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively. Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum. After 180 days from the issue date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex Systems, Inc. (Delaware) common stock at a conversion price of $1.80 per share (pre-split and pre-reorganization price). The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon. The obligations of Optex Systems, Inc. (Delaware) under the Notes are secured by a lien against all of the assets of Optex Systems, Inc. (Delaware) in favor of Longview and Alpha. In addition, Optex Systems, Inc. (Delaware) issued common stock to each of Longview and Alpha in the quantities of 45,081,350 and 4,918,650, respectively (pre reverse split numbers as historical). On October 30, 2008, Alpha sold its Optex Systems, Inc. (Delaware) common stock to Arland Holding, Ltd. On February 20, 2009, Longview sold its Note to Sileas (see below).

1 As of August 16, 2016

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Acquisition by Sileas of Longview’s Interests in Optex Systems, Inc. (Delaware) on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The primary reason for the acquisition was to eliminate shareholder control of us by Longview and to limit any perception of control over the day-to-day operations of us, whether or not such control actually existed. While Longview makes investments in a variety of companies, it strives to invest passively and leave the day-to-day operations of the companies in its investment portfolio to the management teams of those companies. In addition, the acquisition allowed Optex Systems Holdings to avoid potential conflicts of interest or other related business issues that might have adversely affected our operations as a result of Longview’s investments in other companies.

The purchase price for the acquisition was $13,524,405. Sileas issued a purchase money note to Longview for the full amount of the purchase price in exchange for 45,081,350 (pre-split as historical) shares of common stock of us (representing 90% of the outstanding shares) and transfer to Sileas of a note dated December 2, 2008, issued by us to Longview in the principal amount of $5,409,762. No contingent consideration is due the seller in the transaction. The obligations of Sileas under the Note are secured by a security interest in our common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas. On March 27, 2009, Sileas and Alpha (which owned the balance of the $6,000,000 of the notes) exchanged the $6,000,000 aggregate principal amount of notes, plus accrued and unpaid interest thereon, for 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock.

Sileas has no operations or business activities other than holding the stock and notes described above and has no revenues, and it holds no assets other than the stock and notes described above. The management of Sileas believes that the value of its common stock and preferred stock holdings in Optex Systems Holdings will increase over time. Sileas plans to repay Longview, no later than the maturity date, through some combination of a recapitalization of Sileas equity and debt and partial or full liquidation of its interests in Optex Systems Holdings. Sileas will be limited by the extent of our stock price and limitations on ability to resell the stock it owns in Optex Systems Holdings.

Secured Promissory Note Due February 20, 2016/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview on February 20, 2009, Sileas, the new majority owner of Optex Systems, Inc. (Delaware), executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the consideration. “Major Transaction” refers to a transaction whereby Optex Systems, Inc. (Delaware) would consolidate or merge into or sell or convey all or substantially all of its assets to a third party entity for more than nominal consideration, and “Net Consideration” refers to the fair market value of the consideration received in connection with a Major Transaction less all outstanding liabilities of Optex Systems, Inc. (Delaware).

On November 22, 2011 Sileas Corp and Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two-year period ending on February 20, 2014. In exchange for the extension, Sileas Corp agreed to pay Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the agreement, the principal amount of the Note was increased $270 thousand to $13.8 million as of November 22, 2011.

On November 27, 2013 Sileas Corp. and the Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two-year period ending on February 20, 2016. In exchange for the extension, Sileas Corp. agreed to pay the Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the amendment, the principal amount of the Note was increased by $275 thousand to $14.1 million as of November 27, 2013, 2013.

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On June 5, 2015, Sileas Corp. amended its Secured Note, with Longview Fund, L.P., as lender, as follows:

•	The principal amount was increased to $18,022,329 to reflect the original principal amount plus all accrued and unpaid interest to date, and the Secured Note ceased to bear interest as of that date;

•	The maturity date of the note was extended to May 29, 2021; and

•	A conversion feature was added to the Secured Note by which the principal amount of the Secured Note can be converted into our Series A preferred stock, which is owned by Sileas, at the stated value of our Series A preferred stock.

Simultaneously therewith, Sileas entered into a Blocker Agreement with us pursuant to which the Series A preferred stock shall not be convertible by Sileas into our common stock, and we shall not effect any conversion of the Series A Stock or otherwise issue any shares of our common stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder Sileas (together with its affiliates) would beneficially own in excess of 9.99% our common stock. Sileas also agreed to not vote any of its shares of Series A preferred stock in excess of 9.99% of our common stock.

Alpha Capital Anstalt Stock Purchase and Preferred Shares Conversions

On February 22, 2012, Alpha Capital Anstalt bought 5,000 shares of our restricted common stock at a purchase price of $10.00 per share for a total purchase price of $50,000. On August 13, 2012, Alpha Capital Anstalt converted 3.64 preferred shares at a stated value of $6,860 into 2,500 shares of common stock at a conversion price of $10.00 per share for a total converted value of $25,000. The Common Stock was purchased or converted by Alpha in private transactions exempt from registration under Section 4(2) of the Securities Act of 1934 and is restricted from resale and the stock certificate issued bears the appropriate restrictive legend. On March 19, 2013, Alpha Capital Anstalt converted 7.29 shares of Series A preferred stock at a stated value of $6,860 into 5,000 shares of its Common Stock at a conversion price of $10.00 per share for a total converted value of $50,000.

Reorganization/Share Exchange

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of us as follows: (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares (pre-split as historical) of us common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of our Series A preferred stock and (iii) the 8,131,667 shares (pre-split as historical) of Optex Systems, Inc. (Delaware) common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by Optex Systems Holdings for 8,131,667 shares of the Company’s common stock. The per share price in the private placement was $0.15 per share of common stock, and the closing date was March 30, 2009. Optex Systems, Inc. (Delaware) remains a wholly-owned subsidiary of us.

At the time of the reorganization (all numbers are pre split due to historical context), 25,000,000 shares owned by Andrey Oks, the former CEO, were cancelled. Immediately prior to the closing, 17,449,991 shares of our common stock were outstanding. The 17,449,991 shares derives from the 17,999,995 shares outstanding as of December 31, 2008 plus the 26,999,996 shares issued in conjunction with the 2.5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares and cancellation of 3,800,000 shares previously issued to Newbridge Securities Corporation, shares plus issuance of 1,250,000 shares in payment for two investor relations agreements. The total outstanding common shares of us subsequent to the closing of the reorganization is as follows (1):

Existing Sustut Shareholders	17,449,991
Optex Systems, Inc. (Delaware) shares exchanged	113,333,282
Optex Systems, Inc. (Delaware) Private Placement shares exchanged	8,131,667
Total Shares after reorganization	138,914,940

Cancellation of shares – American Capital Ventures	(700,000)
Private placement – June 29, 2009	750,000
Issuance of shares as consideration – ZA Consulting	480,000
Shares Outstanding on September 27, 2009	139,444,940

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Rule 409(b) states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

We made requests of counsel representing Sustut’s directors and officers to obtain additional information into the principles behind their determination that the securities of the registrant issued in the March 30, 2009 share exchange represented “fair market value” to acquire the business operations of Optex Systems, Inc. (Delaware), and they were not able to provide any information. We confirm that we have no affiliation with Sustut’s former counsel, Anslow & Jacklin, who was our only source of information regarding the prior history of Sustut and that the result of our request was that they stated they had no information and were not able to obtain further information on this issue.

We have not been able to provide further background as to how the merger consideration was determined beyond the fact that it was determined by negotiation between Sustut and Optex Systems, Inc. (Delaware). Thus, we have invoked Rule 409(b) which states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

Transactions with Executive Management

See the “Executive Compensation” section of our Form 10-K filed with the SEC on December 15, 2016 for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On August 15, 2016, we had 1,755,436 shares of common stock, 536.9 shares of Series A preferred stock and 801.6 shares of Series B Preferred Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of August 15, 2016, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group (not noting our four new directors who have not yet been issued any stock or options which have vested); and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable or convertible into shares of our common stock within 60 days of August 15, 2016 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o our corporate headquarters.

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Except as otherwise set forth below, the address of each of the persons listed below is our address.

Title of Class	Name of Beneficial Owner	Number of Shares	Preferred Conversion(1)(4)	Combined Ownership	Percentage of Outstanding Shares
5% Holders	Alpha Capital(1)	6,923	457,795	464,778	9.9%
	Sileas Corporation(2)(3)	1,352,185	1,291,070	2,643,255	69.5%

Directors and Officers	Danny Schoening(5)(7)	1,367,185	1,291,070	2,658,255	69.9%
	Karen Hawkins(8)	7,500	—	7,500	0.2%
	Peter Benz (Longview Fund)(6)	1,350	—	1,350	0.0%

Directors and officers as a group (3 Individuals)		1,376,035	1,291,070	2,667,105	70.1%

1	Represents shares held by Alpha Capital Anstalt, which is located at Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein. Alpha Capital Anstalt entered into a blocker agreement with us pursuant to which it has agreed to not beneficially own more than 9.9% of our issued and outstanding common stock.
2	Represents shares held by Sileas of which Stanley Hirschman, a prior Director of Optex Systems Holdings, has a controlling interest (80%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner, along with Mr. Schoening.
3	Sileas’ ownership interest in us has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Delaware by Sileas. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of us is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview. Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of Our common stock if they are returned to Longview. In such an event, Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they have stated that they would disclaim such beneficial ownership were this to occur.
4	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder. Sileas Corporation holds 470.5 of the preferred Series A shares which are convertible into 1,291,070 common shares. Alpha Capital Anstalt owns the remaining 75.5 preferred Series A shares convertible into 207,158 common shares and 384.61 shares of the preferred Series B shares which are convertible into 250,637 common shares.
5	Represents 1,352,185 shares held by Sileas of which Mr. Schoening, an Officer of us, has a controlling interest (15%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Schoening is deemed to be the beneficial owner, along with Mr. Hirschman, of those shares.
6	Includes 1,350 shares of Common Stock held by Longview Fund, LP. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Peter Benz, as a control person of Viking and/or Longview, may be deemed to beneficially own all such shares; however, he disclaims such beneficial ownership.
7	Includes options to purchase 15,000 shares of our common stock which have vested and are currently exercisable.
8	Represents options to purchase 7,500 shares of our common stock which have vested and are currently exercisable.

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ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors
/s/ Peter Benz
Peter Benz
Chairman of the Board
August 26, 2016

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